EXHIBIT 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), executed on the 22nd day of September 2025 (the “Signing Date”), to be effective as of the 1st day of October 2025 (the “Effective Date”), is entered into by and between GENERAL ENTERPRISE VENTURES, INC., a Wyoming corporation (the “Employer”), and Wesley J. Bolsen, an individual residing in Colorado (the “Employee”). The Employer and the Employee may be referred to singularly as “Party” or collectively as “Parties”.

W I T N E S S E T H:

1. Employment Term. The Employer hereby employs the Employee commencing on October 1, 2025, and ending on September 30, 2029 (the “Term”). Termination of this Agreement for any reason whatsoever by any Party shall have no effect on the continued enforceability of Sections 8 and 11 through 32 of this Agreement, which shall survive according to the terms of each provision. The Employee accepts such employment and agrees to perform the services specified herein, all upon the terms and conditions hereinafter stated.

2. Duties. The Employee shall serve in the position of Chief Executive Officer of the Employer and shall report to and be subject to the general direction and control of the Board of Directors of the Employer (the “Board”). The Employee shall perform such duties consistent with the Employee’s position, as well as other duties from time to time assigned to the Employee by the Board. The Employee further agrees to perform, without additional compensation, such other services for the Employer, and for any parent, subsidiary or affiliate corporations of the Employer and any partnerships in which the Employer may from time to time have an interest (collectively, the “Affiliates”), as the Board shall from time to time specify, if such services are of the nature commonly associated with or similar to that of the Employee’s position with a company engaged in activities similar to the activities engaged in by the Employer. The term “Employer” as used in this Agreement shall be deemed to include and refer to all such Affiliates.

3. Extent of Service. The Employee shall devote his full time, attention, and energy to the business of the Employer, and shall not be engaged in any other business activity that competes with the Business of the Employer (as defined in Section 12) during the Term of this Agreement. The foregoing shall not be construed as preventing the Employee from making passive investments in other businesses or enterprises, if (i) such investments will not require services on the part of the Employee which would in any material way impair the performance of his duties under this Agreement, (ii) such other businesses or enterprises are not engaged in any business competitive with the business of the Employer, and (iii) the Employee has complied with Section 12 and Section 13 of this Agreement with respect to such passive investment. It is also explicitly recognized that Employee will continue in the role of Sellers Representative (“Seller Representative”) of the former shareholders of LaderaTech as part of the applicable Stock Purchase Agreement through the Term; provided, however, that if the disinterested members of the Board of Directors of Employer determine that Employee’s role as Seller Representative is detrimental to Employer, the disinterested Board of Directors may direct Employee to resign as Sellers Representative.

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4. Compensation. As payment for the services to be rendered by the Employee hereunder during the Term of this Agreement, the Employee shall be entitled to receive the following:

(a) an annual base salary in the amount of Three Hundred Thousand and No/100 Dollars ($300,000.00), payable in accordance with the Employer’s standard payroll practices;

(b) a signing bonus of 6,250 shares of the Series C Convertible Preferred Stock of Employer to be issued as soon as reasonably practicable following the Signing Date; and

(c) a performance bonus as more fully set forth on Exhibit A attached hereto (the “Bonus”).

5. Expenses. During the Term of this Agreement, the Employer shall pay or reimburse the Employee for all reasonable out-of-pocket expenses for travel (for air travel, up to the level of standard coach only unless flights over 6 hours in length), meals, hotel accommodations, and similar items incurred by him in connection with the Business of the Employer or incurred in accordance with the travel and reimbursement policies of the Employer as the same shall be in effect from time to time, upon submission by him of an appropriate statement documenting such expenses as required by the Internal Revenue Code, as amended from time to time.

6. Employee Benefits. During the Term of this Agreement, and for 6 months after Termination for reasons contained in Section 10, Company will maintain at least $5 million in directors and officers insurance under which Employee is an insured. During the Term of this Agreement, the Employee shall be entitled to participate in all employee benefit plans that are from time to time made generally available to the other executives of the Employer, including any retirement plan, profit-sharing plan, group life plan, health or accident insurance, or other employee benefit plans as the same shall be maintained in effect, as determined by the executive officers from time to time; provided, however, the foregoing shall not require the Employer to continue or put into effect any plan, practice, policy, or program.

7. Vacation. During the Term of this Agreement, the Employee shall be entitled to vacation time equal to twenty (20) days per annum. Employee shall be required to obtain approval from the Employer before scheduling any vacation and shall only be entitled to take up to a maximum of ten (10) consecutive business days at any one time.

8. Covenants of Employee. For and in consideration of the employment herein contemplated and the consideration paid or promised to be paid by the Employer, the Employee does hereby covenant, agree, and promise that during the Term hereof and for a period thereafter as set forth in Section 12 hereunder, as follows:

(a) Employee will not actively engage, directly or indirectly, in any other business if such involvement would (i) interfere with his duties as set forth herein, or (ii) violate the provisions of Section 12 hereunder.

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(b) Employee will not engage, directly or indirectly, in any activity that is directly competitive with the business of the Employer. This prohibition shall include the ownership, management, operation, control of, employment by, participation in, in any manner, any business of the type that is competitive with the business of Employer.

(c) Employee will truthfully and accurately make, maintain, and preserve all records and reports that the Employer may from time to time request or require.

(d) Employee will fully account for all money, records, goods, wares and merchandise, or other property belonging to the Employer of which the Employee has custody, and will promptly pay over and deliver the same whenever and however the Employee may be reasonably directed to do so.

(e) Employee will obey all rules, regulations, and special instructions applicable to him, including but not limited to, those set forth in any employee manual of Employer, which may be amended from time to time, and will be loyal and faithful to the Employer at all times, constantly endeavoring to improve his ability and knowledge of the business in an effort to increase the value of his services for the mutual benefit of the Parties.

(f) Employee will make available to the Employer any and all of the information of which the Employee has knowledge relating to the business of the Employer, and will make all suggestions and recommendations which the Employee feels will be mutually beneficial to the Parties.

(g) Employee agrees that upon termination of his employment hereunder, he will as soon as practicable, but in no event later than five (5) business days following termination, surrender and turn over to the Employer all books, records, forms, specifications, formulae, data, processes, papers and writings related to the business of the Employer and all other property belonging to the Employer, together with all copies of the foregoing, it being understood and agreed that the same are the sole property of the Employer.

(h) Employee agrees that all ideas, concepts, processes, discoveries, devices, machines, tools, materials, designs, improvements, inventions, and other things of value (collectively, “Intangible Rights”), whether patentable or not, which are conceived, made, invented, or suggested either by the Employee alone or in collaboration with others during the Term of his employment which pertain to the Business (as defined in Section 12 hereunder), and whether or not during regular working hours, shall be promptly disclosed in writing to the Employer and shall be the sole and exclusive property of the Employer. The Employee hereby assigns all of his right, title, and interest in and to all such Intangible Rights to the Employer, and the Employer’s successors or assignees. In the event that any of said Intangible Rights are deemed by the Employer to be patentable or otherwise registerable under any federal, state, or foreign law, the Employee further agrees that at the expense of Employer, he will execute all documents and do all things necessary, advisable, or proper to obtain patents therefor or registration thereof, and to vest in the Employer full title thereto.

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(i) The Employer, at its sole option and expense, may obtain and maintain in force Key Man Life insurance on the life of Employee. Employee hereby agrees to reasonably cooperate with the Employer by furnishing such medical information, submitting to physical examinations, and preparing and filing such applications for insurance as may be reasonably required by the Employer and which shall be at the Employer’s expense.

9. Mutual Covenants of Employer and Employee. For and in consideration of the employment herein contemplated and the compensation, covenants, conditions, and promises herein recited, the Employer and the Employee do hereby mutually agree to the following:

(a) Employee shall not, by reason of this Agreement, have any vested interest in, or right, title or claim to, any land, buildings, equipment, machinery, processes, systems, products, contracts, goods, wares, merchandise, business assets, or other things of value belonging to or which may hereafter be acquired, owned or leased from Employee by the Employer, without the prior written consent of Employer.

(b) Complete control of the Employer, including, but not limited to, their plans, properties, contracts, methods, and policies, shall be established by the executive officers and the Employee shall not, by reason of anything contained in this Agreement, either express or implied, have any control over such matters, and the Employer may, in their sole and absolute discretion, give, sell, assign, transfer or otherwise dispose of any or all of their assets or business in whole or in part, to any person, firm, or corporation, whether or not such person, firm, or corporation is in any manner owned by, associated with, or affiliated with the Employer.

(c) Employee acknowledges that the nature of his position with the Employer may mandate that the Employee perform such duties and render such services as are required of him hereunder.

10. Termination. This Agreement may be terminated as follows:

(a) Termination by Employer for Cause. The Employer may terminate the employment of the Employee if the Employee engages in any of the following conduct (termination for “Cause”):

(i) breaching any material provision of this Agreement so long as Employer provides written notice to Employee and 10 days to cure the alleged breach;

(ii) misappropriating funds or property of the Employer;

(iii) securing any personal profit not disclosed to and approved by the Employer in connection with any transaction entered into on behalf of the Employer;

(iv) engaging in conduct, even if not in connection with the performance of his duties hereunder, which might result in any effect materially adverse to the interests of the Employer, such as fraud, dishonesty, conviction for (or pleading nolo contendere to) any felony, or a misdemeanor involving moral turpitude, or the indictment for any felony or misdemeanor involving moral turpitude;

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(v) alcohol or substance abuse as determined in the discretion of the Board of Directors, or admission as an inpatient or outpatient for alcohol or substance abuse treatment, on the part of the Employee;

(vi) failing to fulfill and perform the duties assigned to the Employee in accordance with the terms hereof, so long as Employer provides written notice to Employee and 10 days to cure the alleged failures; or

(vii) failing to comply with corporate policies of the Employer that are promulgated from time to time by the executive officers, including, but not limited to, those policies set forth in Section 29, so long as Employer provides written notice to Employee and 10 days to cure the alleged failures.

(b) Termination by Employer Without Cause.

(i) The Employer may terminate this Agreement without Cause at any time upon written notice to the Employee.

(ii) Employee becoming and remaining “Disabled,” as defined below (either physically, mentally, or otherwise) for a period of ninety (90) days during any consecutive six (6) month period, or the death of the Employee, shall also be considered termination without Cause under this Agreement. “Disabled” shall mean the continuous inability, whether mental or physical, of the Employee to perform his normal job functions as determined by a medical physician. For purposes of such determination, the Employee or his designee and the Employer shall mutually agree (i) upon one (1) physician for determination of Employee’s disability status, or (ii) that Employee is Disabled within the meaning of this Agreement.

11. Payment Upon Termination.

(a) In the event this Agreement is terminated by Employer for Cause, or by Employee for any reason whatsoever, Employee shall be entitled to receive his base salary earned and accrued through the effective date of termination and no other compensation or benefits whatsoever except as may be required by law. Notwithstanding the foregoing sentence, in the event this Agreement is terminated by Employer for Cause or by Employee for any reason whatsoever, at any time following the completion of a calendar year, during which Employee has accrued a Bonus (the “Earned Bonus”), Employee shall be entitled to receive such Earned Bonus, if any, in accordance with the terms set forth herein and on Exhibit A. The foregoing payments shall constitute the full and total amount of liquidated damages that the Employee shall be entitled to receive from the Employer and its Affiliates.

(b) In the event this Agreement is terminated by Employer without Cause, Employee shall be entitled to receive (i) his base salary for the lesser of twelve (12) months, or (y) the remainder of the then existing Term of this Agreement, and (ii) any Earned Bonus to which the Employee may be entitled, if any, pursuant to and in accordance with the terms set forth herein and on Exhibit A, all of which shall constitute the full and total amount of liquidated damages that the Employee shall be entitled to receive from the Employer and its Affiliates, and Employee releases any and all other contract or tort claims arising out of his employment relationship with the Employer.

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(c) In the event this Agreement is terminated by Employer without Cause as provided in Section 10(b)(ii), Employee shall be entitled to receive: (i) his base salary earned and accrued through the effective date of termination, and (ii) any Earned Bonus to which the Employee may be entitled through the termination date, if any, pursuant to and in accordance with the terms set forth herein and on Exhibit A, all of which shall constitute the full and total amount of liquidated damages that the Employee shall be entitled to receive from the Employer and its Affiliates, and Employee releases any and all other contract or tort claims arising out of his employment relationship with the Employer.

(d) All amounts due and owing to either Employee or Employer under this Agreement shall be subject to applicable federal, state and local tax withholdings.

12. Covenant Not to Compete. The Employee recognizes that the Employer has business goodwill and other legitimate business interests which must be protected in connection with and in addition to the “Confidential Information” as defined in Section 14 below, and therefore, in exchange for access to the Confidential Information, the Employer’s agreement to employ the Employee for the amount of Three Hundred Thousand and No/100 Dollars ($300,000.00) per year on the terms and conditions set forth within this Agreement, the eligibility to receive a Bonus, and the promotion and advertisement by the Employer of Employee’s skills, abilities, and value in the Employer’s Business, the Employee agrees and covenants that during the Term hereof and for twelve (12) months following the termination of this Agreement for any reason, subject to the provisions contained in Section 12(d) below, as follows:

(a) Agreement Not to Compete. Employee will not, either directly or indirectly, (a) for himself, or (b) as a shareholder, owner, partner, joint venturer, promoter, consultant, manager, independent contractor, agent, or in some similar capacity, participate in a Competing Business (as defined below) within the Territory (as defined below); and

(b) Agreement Not to Solicit Customers. Employee will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit or attempt to divert to a Competing Business or to any third party any person, concern, or entity who is or was, or in the future will be (at the time of solicitation), a Customer of the Business (each term as defined below) or of Employer (or any Customer of any of the foregoing) whether within or without the Territory, and further, Employee will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, initiate a call upon any person, concern or entity who is, or was, or in the future will be (at the time of solicitation), a Customer of the Business or of Employer for the purpose of diverting or appropriating business to a Competing Business or to any third party, and further, if any such Customers initiate a call upon Employee, then Employee shall not entertain any such call without first referring such person to Employer.

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(c) Agreement Not to Solicit Employees. Employee will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit, divert, or recruit any employee of Employer to leave such employment or otherwise terminate his or her employment, whether or not such employment is pursuant to a written contract or at will.

Business means the (i) fire retardant, fire suppression, fire inhibition and fire dispersion business; (ii) installation of defense systems associated with the fire retardant, fire suppression, fire inhibition and fire dispersion business; and (iii) products and services not described in subsection (i) or (ii) relating to the fire retardant, fire suppression, fire inhibition and fire dispersion business.

Competing Business means any person, concern or entity which is engaged in, and to the extent engaged in, a business that is wholly or partially the same as the Business.

Customer means a person or entity which sells to, and/or buys from, the Company.

Territory means (i) the United States of America, (ii) Canada, and (iii) anywhere the Employer is or has conducted the Business within one (1) year prior to the date of termination.

In the event the Employer ceases operation of the Business other than in a merger, consolidation, or similar transaction, or upon the filing of a bankruptcy or receivership proceeding against the Employer, or upon the appointment of a liquidator for the Employer, the provisions of this Section 12 of the Agreement shall not be applicable to the conduct of the Employee following such event.

It is mutually understood and agreed that if any of the provisions relating to the scope, time, or territory of this Section 12 of the Agreement are more extensive than is enforceable under applicable laws or are broader than necessary to protect the goodwill and legitimate business interests of the Employer, then the Parties agree that they will reduce the degree and extent of such provisions by whatever minimal amount is necessary to bring such provisions within the ambit of enforceability under applicable law.

13. Business Opportunities. For as long as the Employee shall be employed by the Employer and thereafter with respect to any business opportunities learned about during the time of the Employee’s employment by the Employer, the Employee agrees that with respect to any future business opportunity or other new and future business proposal which is offered to, or comes to the attention of, the Employee during the Term of this Agreement or any renewal term thereof, and which is specifically related to, or connected with, the Business, the Employer shall have the right to take advantage of such business opportunity or other business proposal for its own benefit. The Employee agrees to promptly deliver notice to the executive officers in writing of the existence of such opportunity or proposal, and the Employee may take advantage of such opportunity only if the Employer does not elect to exercise its right to take advantage of such opportunity.

14. Confidential Information. The Employee acknowledges that in the course of his employment with the Employer, he may receive certain trade secrets, know-how, lists of customers, employee records and other confidential information and knowledge concerning the Business (“Confidential Information”), which the Employer desires to protect. The Employee understands that such Confidential Information is confidential and agrees not reveal such Confidential Information to anyone outside the Employer. The Employee further agrees not to use such Confidential Information during the term of this Agreement and thereafter to compete with the Employer. Upon termination of this Agreement, the Employee shall surrender to the Employer all papers, documents, writings, and other property produced by him or coming into his possession by or through this Agreement and relating to the information referred to in this Section 14, which are not general knowledge in the industry, and the Employee agrees that all such materials will at all times remain the property of the Employer.

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15. Notices. All notices, requests, consents, demands, or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered either (i) by hand, (ii) by confirmed email, and (iii) one (1) business day following deposit with an international overnight courier (charges prepaid) and addressed to the following:

If to Employer	General Enterprise Ventures, Inc.
Email: tony.newton@mightyfirebreaker.com
Attn: Anthony F. Newton, General Counsel

If to Employee:	Wesley J. Bolsen
12470 Bradford Dr.
Parker, CO 80134
Email: bolsen@gmail.com

Any Party, at any time, may designate additional or different addresses for subsequent notices or communication by furnishing notice to the other Party in the manner described above.

16. Specific Performance. The Employee and Employer acknowledges that a remedy at law for any breach or threatened breach of Section 12, Section 13 or Section 14 of this Agreement will be inadequate and that each Party may be entitled to specific performance, injunctive relief, and any other remedies available to it for such breach or threatened breach. If a bond is required to be posted for either Party to secure an injunction, then the Parties stipulate that a bond in the amount of One Thousand and No/100 Dollars ($1,000.00) will be sufficient and reasonable in all circumstances to protect the rights of the Parties.

17. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such provision or invalidity only, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

18. Assignment. This Agreement may not be assigned by the Employee. Neither the Employee, his spouse, nor their estates shall have any right to encumber or dispose of any right to receive payments under this Agreement, it being understood that such payments and the right thereto are nonassignable and nontransferable.

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19. Binding Effect. Subject to the provisions of Section 18 above, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, the Employee’s heirs and personal representatives, and the successors and assignees of the Employer.

20. Prior Employment Agreements. Employee represents and warrants to the Employer that he has fulfilled all of the terms and conditions of all prior employment agreements to which he may be a party or have been a party, and that at the time of execution of this Agreement, the Employee is not a party to any other employment agreement, non-solicitation agreement, non-competition covenant or confidentiality agreement that has not already been shared with Company’s General Counsel. Employee represents and warrants that nothing contained in any agreement that he has with any parties shall preclude Employee from performing all of his duties, obligations and covenants as contained in this Agreement.

21. Parole Evidence. This Agreement constitutes the sole and complete agreement between the Parties hereto, and no verbal or other statements, inducements or representations have been made to or relied upon by either Party, and no modification hereof shall be effective unless in writing, signed, and executed in the same manner as this Agreement; provided, however, that the amount of compensation to be paid to the Employee for services to be performed for the Employer may be changed from time to time by the Parties hereto by written agreement without in any other way modifying, changing, or affecting this Agreement and the performance by the Employee of any of the duties of his employment with the Employer.

22. Amendment; Waiver. This Agreement may not be amended or modified unless in writing and signed by each Party hereto. Failure by either Party hereto to enforce at any time or for any period of time any provision or right hereunder shall not constitute a waiver of such provision or of the right of such Party thereafter to enforce each and every such provision. Any waiver to be enforceable must be in writing and executed by each Party hereto.

23. Governing Law. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN SAN DIEGO, CALIFORNIA OR THE CALIFORNIA STATE COURT IN SAN DIEGO COUNTY, CALIFORNIA (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE.

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24. Mutual Waiver of Jury Trial. THE EMPLOYER AND EMPLOYEE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE EMPLOYER AND THE EMPLOYEE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

25. Attorneys’ Fees. If any litigation is instituted to enforce or interpret the provisions of this Agreement or the transactions described herein, the prevailing Party in such action shall be entitled to recover its reasonable attorneys’ fees from the other Party hereto.

26. Drafting. Each of the Parties hereto acknowledges that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

27. Multiple Counterparts. This Agreement may be executed in multiple counterparts, including by electronic means and by email in portable document format, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

28. Headings. Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

29. Conflict of Interest Policy. It is the express policy of the Employer to conduct their affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Employee must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Employer.

The following are potentially compromising situations that must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

(a) Revealing or misusing Confidential Information. Unauthorized divulging of Confidential Information is a violation of this policy whether or not for personal gain and whether or not harm to the Employer is intended.

(b) Accepting or offering substantial gifts, excessive entertainment, favors, or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Employer.

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(c) Accepting or offering consulting or freelance employment for any outside firm or entity, unless otherwise set forth herein.

(d) Engaging in the purchase of any products or equipment relating to the Business for brokerage or sale to a third party.

(e) Initiating or approving any form of personal or sexual harassment of the employees of the Employer or its Affiliates.

(f) Investing or holding outside directorships in suppliers, customers, or competing companies, including financial speculation, where such investment or directorship might influence in any manner a decision or course of action by the Employer.

(g) Borrowing from or lending to employees, customers, or suppliers.

(h) Acquiring real estate of interest or that might be reasonably expected to be of interest to the Employer within San Diego County, California.

(i) Improperly using or disclosing to the Employer any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

(j) Unlawfully discussing prices, costs, customers, sales, or markets with competing companies or their employees.

(k) Making unlawful agreements with competitors with respect to prices.

(l) Engaging in any conduct which is not in the best interest of the Employer.

30. Acknowledgment of Enforceability. Employee acknowledges and agrees that this Agreement contains reasonable limitations as to time, geographical area, and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Employer. Therefore, Employee agrees that all restrictions are fairly compensated for and that no unreasonable restrictions exist.

31. Reconstruction of Agreement. Should a court of competent jurisdiction declare any of the provisions of this Agreement unenforceable due to any unreasonable restriction of time, geographical area, scope of activity, or otherwise, in lieu of declaring such provision unenforceable, the court, to the extent permissible by law, shall, at the Employer’s request, revise or reconstruct such provisions in a manner sufficient to cause them to be enforceable.

32. COUNSEL. EMPLOYEE ACKNOWLEDGES THAT HE IS EXECUTING A LEGAL DOCUMENT THAT CONTAINS CERTAIN DUTIES, OBLIGATIONS AND RESTRICTIONS AS SPECIFIED HEREIN. EMPLOYEE FURTHERMORE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO RETAIN LEGAL COUNSEL, AND THAT HE HAS EITHER BEEN REPRESENTED BY LEGAL COUNSEL PRIOR TO HIS EXECUTION HEREOF OR HAS KNOWINGLY ELECTED NOT TO BE SO REPRESENTED.

By signing below, the Employee acknowledges that he has received, read, and agrees to adhere to the terms and conditions contained within this Agreement for confidentiality requirements, assignment of inventions, and conflict of interest guidelines.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

THE EMPLOYER: GENERAL ENTERPRISE VENTURES, INC.

By:	/s/ Ted Ralston
Name:	Ted Ralston
Title:	CEO

THE EMPLOYEE:

/s/ Wesley J. Bolsen
WESLEY J. BOLSEN

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

BETWEEN GEVI AND WESLEY BOLSEN]

EXHIBIT A

BONUS

1. Target Cash Bonus: $200,000 per year, with up to two (2) times target cash bonus to be paid annually based upon achievement of key performance indicators (“KPIs”) mutually agreed by the end of the year between Employer and Employee. Prorated 2025 bonus based on continued employment on January 1, 2026.

2. Stock Bonuses:

As more fully described below, Employee may earn stock bonuses based on time, achievement of key performance indicators and market capitalization. Stock awards may be issuable in two forms: (i) restricted shares of the Common Stock of the Employer (“Restricted Shares”); and (ii) non-qualified stock options (“NSOs”). Following issuance, the restrictive legend on the Restricted Shares may be removed following delivery of documents requested by Employer’s transfer agent. NSOs may be exercised under a net share settlement (i.e., Employer withholds shares to satisfy applicable tax withholding obligations upon each vesting event). The exercise price of all NSOs will be calculated based on closing price of Employer’s Common Stock on the Effective Date.

Upon the occurrence of an Ownership Change Event (as defined herein) or Change of Control (as defined herein), any Restricted Shares or NSOs that have not vested in Employee shall accelerate and vest as if all time, achievement of key performance indicators and market capitalization hurdles set forth in this Exhibit A have been achieved.

For purposes of this Exhibit A, an “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to Employer: (i) the direct or indirect sale or exchange in a single or series of related transactions by the equity holders of Employer of more than fifty percent (50%) of the voting equity of Employer; (ii) an unaffiliated merger or consolidation in which Employer is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of Employer.

For purposes of this Exhibit A, a “Change in Control” means an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the equity holders of Employer immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of Employer’s equity immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding equity of Employer or, in the case of a Transaction described in subsection (iii) above, the entity to which the assets of Employer were transferred (the “Transferee”), as the case may be.

(a) Time Based Shares. So long as the Employee’s employment with Employer has not terminated for any reason whatsoever, up to 90,000 Restricted Shares and up to 210,000 NSOs of Employer may be issuable to Employee, with one-fourth of each of the Restricted Shares and the NSOs vesting on the first anniversary of the Effective Date and the remaining three-fourths of each of the Restricted Shares and NSOs vesting ratably on monthly basis over the following 36 months. For the avoidance of doubt any by way of example, assuming Employee is employed by Employer on the first anniversary of the Effective Date, Employee shall vest in 22,500 Restricted Shares and 52,500 NSOs to acquire shares of the Common Stock of Employer.

[EXHIBIT A TO EMPLOYMENT AGREEMENT

BETWEEN GEVI AND WESLEY BOLSEN]

(b) KPI Shares. So long as the Employee’s employment with Employer has not terminated for any reason whatsoever, up to 90,000 Restricted Shares and up to 210,000 NSOs of Employer may be issuable to Employee upon achievement of annual KPIs mutually agreed between Employer and Employee. Employee shall be eligible to receive up to one-fourth of the Restricted Shares and NSOs contemplated under this Section 2(b) on each anniversary of the Effective Date upon achievement of mutually agreed KPIs for that annual period.

(c) Market Capitalization Shares. So long as the Employee’s employment with Employer has not terminated for any reason whatsoever, up to 90,000 Restricted Shares and up to 210,000 NSOs of Employer may be issuable to Employee, contingent on the following Employer market capitalization targets, as follows:

(i) 22,500 of the Restricted Shares and 52,500 of the NSOs shall be issuable to Employee when the Company's market capitalization reaches and sustains a market capitalization for 30 consecutive days above $150,000,000;

(ii) 22,500 of the Restricted Shares and 52,500 of the NSOs shall be issuable to Employee when the Company's market capitalization reaches and sustains a market capitalization for 30 consecutive days above $200,000,000;

(iii) 22,500 of the Restricted Shares and 52,500 of the NSOs shall be issuable to Employee when the Company's market capitalization reaches and sustains a market capitalization for 30 consecutive days above $250,000,000; and

(iv) 22,500 of the Restricted Shares and 52,500 of the NSOs shall be issuable to Employee when the Company's market capitalization reaches and sustains a market capitalization for 30 consecutive days above $300,000,000.

[EXHIBIT A TO EMPLOYMENT AGREEMENT

BETWEEN GEVI AND WESLEY BOLSEN]